GNC Holdings, Inc. Reports Second Quarter 2019 Results

•	Net income of $16.1 million for the second quarter of 2019; Adjusted net income of $18.3 million, an 8.3% increase compared with the second quarter of 2018

•	Domestic same store sales decreased 4.6% compared with the second quarter of 2018; International segment revenue, excluding China, increased 1.3%

•	Adjusted EBITDA of $61.6 million, improved 125 bps as a percentage of revenue compared with the second quarter of 2018

PITTSBURGH, July 22, 2019 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”) reported consolidated revenue of $534.0 million in the second quarter of 2019, compared with consolidated revenue of $617.9 million in the second quarter of 2018. The decrease in revenue was primarily a result of the transfer of the Nutra manufacturing and China businesses to the newly formed joint ventures, negative same store sales and the closure of company-owned stores under our store portfolio optimization strategy.

Key Updates

•	U.S. & Canada segment achieved second consecutive quarter year-over-year operating income growth. Operating income margin increased 150 bps to 10.3% from 8.8% in the second quarter of 2018

•	GNC brand mix increased to 53% compared with 51% in the second quarter of 2018

•	Recently launched Lit AF, an enhanced, next generation pre-workout dietary supplement in the $135 million Beyond Raw GNC brand

•	Reduced debt by an additional $34 million during the second quarter of 2019 to further deleverage the capital structure

•	Ended second quarter with $171 million in liquidity

For the second quarter of 2019, the Company reported net income of $16.1 million compared with net income of $13.3 million in the prior year quarter. Diluted earnings per share ("EPS") was $0.11 in the current quarter compared with diluted EPS of $0.16 in the prior year quarter. Excluding the expenses outlined in the table below, adjusted net income was $18.3 million1 in the current quarter, compared with adjusted net income of $16.9 million1 in the prior year quarter. Adjusted diluted EPS was $0.131 in the current quarter compared with $0.201 in the prior year quarter. Diluted EPS and Adjusted diluted EPS in the current quarter reflects the impact of convertible preferred stock on an if-converted basis.

Adjusted EBITDA, as defined and reconciled to net income in the table below, was $61.6 million2, or 11.5% of revenue, in the current quarter compared with $63.5 million2, or 10.3% of revenue, in the prior year quarter.

“During the second quarter of 2019, although we experienced some softness in our sales, we delivered meaningful growth in our operating income margins consistent with our long-term strategy,” said Ken Martindale, GNC’s Chairman and CEO.  “The quarter represented solid progress towards our store optimization and cost savings initiatives. Recently, Ryan Ostrom joined us as Chief Brand Officer bringing extensive marketing and digital experience with industry leading brands. We are confident he will expand our omni-channel capabilities, and look forward to his leadership to grow our brand across the globe.”

______________________
1 This Non-GAAP financial measure is reconciled to GAAP below, under the caption "Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted EPS"
2 This Non-GAAP financial measure is reconciled to GAAP below, under the caption "Reconciliation of Net Income to Adjusted EBITDA"

Segment Operating Performance

U.S. & Canada

Revenues in the U.S. and Canada segment decreased $41.2 million, or 8.0%, to $476.1 million for the three months ended June 30, 2019 compared with $517.3 million in the prior year quarter. E-commerce sales comprised 8.1% of U.S. and Canada revenue for the three months ended June 30, 2019 compared with 8.3% in the prior year quarter.

The decrease in revenue compared with the prior year quarter was primarily due to negative same store sales of 4.6%, which resulted in a revenue decrease of $17.5 million, and the closure of company-owned stores under our store portfolio optimization strategy, which contributed a $14.9 million decrease in revenue. In domestic franchise locations, same store sales for the second quarter of 2019 decreased 1.8% over the prior year quarter.

Operating income increased $3.6 million to $49.2 million, or 10.3% of segment revenue, for the three months ended June 30, 2019 compared with $45.6 million, or 8.8% of segment revenue, for the same period in 2018. The increase in operating income was primarily due to lower occupancy, salaries and benefits, marketing, and distribution and transportation costs as compared to the same period in 2018. The increase in operating income percentage was driven by lower occupancy expense partially offset by expense deleverage in salaries and benefits associated with a decrease in company-owned same store sales.

International

Revenues in the International segment decreased $9.2 million, or 18.9%, to $39.4 million for the three months ended June 30, 2019 compared with $48.6 million in the prior year quarter mostly due to the transfer of the China business to the newly formed joint venture, effective February 13, 2019. The decline was partially offset by a $0.7 million increase in sales to our international franchisees.

Operating income decreased $1.4 million to $14.3 million, or 36.2% of segment revenue, for the three months ended June 30, 2019 compared with $15.7 million, or 32.3% of segment revenue, for the same period in 2018. The increase in operating income percentage was primarily a result of the transfer of the China business to the newly formed joint venture.

Manufacturing / Wholesale

Revenues in the Manufacturing / Wholesale segment, excluding intersegment sales, decreased $33.5 million, or 64.4%, to $18.5 million for the three months ended June 30, 2019 compared with $52.0 million in the prior year quarter primarily due to the transfer of the Nutra manufacturing business to the newly formed manufacturing joint venture with International Vitamin Corporation, effective March 1, 2019.

Operating income decreased $3.8 million to $12.1 million, or 65.5% of segment revenue, for the three months ended June 30, 2019 compared with $15.9 million, or 13.6% of segment revenue, in the prior year quarter. Revenue decreased as a result of the transfer of the Nutra manufacturing business to the newly formed joined venture. However, operating income margins were positively impacted as the Manufacturing / Wholesale segment recognized profit margin that resulted from maintaining consistent pricing to what was charged to our other operating segments prior to the inception of the manufacturing joint venture, and recorded profit on intersegment sales associated with inventory produced prior to the transfer of the Nutra manufacturing business to the joint venture.

Year-to-Date Performance

For the first six months of 2019, the Company reported consolidated revenue of $1,098.8 million, a decrease of $126.7 million compared with consolidated revenue of $1,225.5 million for the first six months of 2018. The decrease in revenue during the first six months of 2019 compared to the prior year period was primarily due to the transfer of the Nutra manufacturing and China e-commerce businesses to the newly formed joint ventures, which resulted in an approximate $61 million decrease in revenue, the closure of company-owned stores under our store portfolio optimization strategy, which resulted in an approximate $29 million decrease in revenue, and negative same store sales of 3.1%.

For the first six months of 2019, the Company reported net income of $0.8 million and diluted loss per share of $0.09, which included the reduction to net income for the cumulative undeclared dividends of $8.7 million, compared with net income of $19.5 million and diluted EPS of $0.23 for the first six months of 2018. Excluding the expenses outlined in the reconciliation table below, adjusted EPS was $0.28 and $0.44 in the first six months of 2019 and 2018, respectively. Adjusted Diluted EPS in the current year reflects the impact of the convertible preferred stock on an if-converted basis.

Cash Flow and Liquidity Metrics

For the six months ended June 30, 2019, the Company generated net cash from operating activities of $65.3 million compared with $49.1 million for the six months ended June 30, 2018. The increase was driven by favorable working capital changes primarily due to an increase in accounts payable as a result of the Company's cash management efforts as well as the establishment of the manufacturing joint venture.

For the six months ended June 30, 2019, the Company generated $58.9 million3 in free cash flow compared with $40.8 million3 for the six months ended June 30, 2018. The Company defines free cash flow as cash provided by operating activities less capital expenditures. At June 30, 2019, the Company’s cash and cash equivalents were $95.9 million and debt was $854.7 million. No borrowings were outstanding on the Company's Revolving Credit Facility at the end of the second quarter of 2019.

Conference Call

GNC has scheduled a live webcast to report its second quarter 2019 financial results on July 22, 2019 at 8:30 a.m. ET. To participate on the live call, listeners in North America may dial 1-888-882-4478 and international listeners may dial 1-323-794-2590.  In addition, a live webcast of the call will be available on www.gnc.com via the Investor Relations section under “About GNC.”  A replay of this webcast will be available through August 5, 2019.

About Us

GNC Holdings, Inc.  (NYSE: GNC) - is a global health and wellness brand that helps people live well. The company is known and trusted for quality performance and nutritional supplements, and its broad assortment features innovative private-label products as well as nationally recognized third-party brands, many of which are exclusive to GNC.

GNC’s diversified, omni-channel business model has global reach and a well-recognized, trusted brand that provides customers with excellent service, product knowledge and solutions. The company serves consumers worldwide through company-owned retail locations, domestic and international franchise activities, and e-commerce. GNC also has exceptional innovation and product development capabilities and generates revenue through corporate partnerships. As of June 30, 2019, GNC had approximately 8,000 locations, of which approximately 5,900 retail locations are in the United States (including approximately 2,000 Rite Aid licensed store-within-a-store locations) and the remainder are locations in approximately 50 countries.

______________________
3 This Non-GAAP financial measure is reconciled to GAAP below, under the caption "Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow".

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to competition; our ability execute on, or realize the expected benefit from the implementation of, our strategic initiatives; resources devoted to product innovation may not yield new products that achieve commercial success; difficulties with our vendors; failure to maintain and/or upgrade our information technology systems, including electronic payments systems; risks and costs associated with security breaches, data loss, credit card fraud and identity theft; risks associated with our international operations; impact of our current debt profile and obligations under our debt instruments; deployment of real estate strategy and significant lease obligation; successful development and maintenance of a relevant omni-channel experience for our customers; disruptions in our manufacturing system; unfavorable publicity or consumer perception of our products; any significant disruption to our distribution network, inventory management system, or to the timely receipt of inventory; issues with franchisees; material product liability claims, or product recalls; any increase in the price and shortage of supply of key raw materials; general economic conditions, including a prolonged weakness in the economy; compliance with new and existing laws and governmental regulations; failure to comply with FTC regulations; failure to protect our brand name and intellectual property; potential impact of issuance of Series A Convertible Preferred Stock including dividend and repurchase obligations; the terms and features of our current Notes may have a negative impact on our liquidity, dilution or reported financial results; issues related to joint ventures; failure to attract or retain key employees; not being insured for a significant portion of our claims exposure; our use of derivative instruments for hedging purposes; impact of potential future impairment charges; our holding company structure; historic volatility of our common stock price; and the impact of natural disasters (whether or not caused by climate change), unusually adverse weather conditions, pandemic outbreaks, terrorist acts and global politics.

The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Non-GAAP Measures

Management has included non-GAAP financial measures in this press release, including adjusted net income, adjusted EPS, adjusted EBITDA, segment operating income, segment operating income as a percentage of segment revenue, adjusted as reflected in this release, free cash flow and comparable same store sales, because it believes they represent an effective supplemental means by which to measure the Company’s operating performance.

Management believes that these measures are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

However, these measures are not measurements of the Company’s performance under GAAP and should not be considered as alternatives to earnings per share, net income or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, or as a measure of the Company’s profitability or liquidity. For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(unaudited)
Revenue	$533,997	$617,944	$1,098,760	$1,225,477
Cost of sales, including warehousing, distribution and occupancy	340,253	410,209	701,925	810,868
Gross profit	193,744	207,735	396,835	414,609
Selling, general, and administrative	143,840	158,531	292,143	319,261
Loss on net asset exchange for the formation of the joint ventures	1,779	—	21,293	—
Other (income) loss, net	(593)	320	(801)	75
Operating income	48,718	48,884	84,200	95,273
Interest expense, net	24,964	32,943	57,920	54,716
Loss on debt refinancing	—	—	—	16,740
Loss on forward contracts for the issuance of convertible preferred stock	—	—	16,787	—
Gain on convertible debt repurchase	(3,214)	—	(3,214)	—
Income before income taxes	26,968	15,941	12,707	23,817
Income tax expense	13,030	2,600	14,986	4,286
Income (loss) before income from equity method investments	13,938	13,341	(2,279)	19,531
Income from equity method investments	2,120	—	3,075	—
Net income	$16,058	$13,341	$796	$19,531
Earnings (loss) per share:
Basic	$0.13	$0.16	$(0.09)	$0.23
Diluted	$0.11	$0.16	$(0.09)	$0.23
Weighted average common shares outstanding:
Basic	83,663	83,332	83,587	83,282
Diluted	140,942	83,409	83,587	83,389

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted EPS
(in thousands, except per share data)

	Three months ended June 30,				Six months ended June 30
	2019		2018		2019		2018
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS (1)	Net Income	Diluted EPS
	(unaudited)
Reported	$16,058	$0.11	$13,341	$0.16	$796	$(0.09)	$19,531	$0.23
Loss on net asset exchange for the formation of the joint ventures	1,779	0.01	—	—	21,293	0.16	—	—
Gain on convertible notes repurchase	(3,214)	(0.02)	—	—	(3,214)	(0.02)	—	—
Amortization of discount in connection with early debt payment	—	—	—	—	3,119	0.02	—	—
Loss on forward contracts related to the issuance of convertible preferred stock	—	—	—	—	16,787	0.13	—	—
Loss on debt refinancing	—	—	—	—	—	—	16,740	0.20
Other (2)	464	—	2,655	—	1,177	0.01	3,463	0.04
Tax effect of items above(3)	3,219	0.02	943	0.01	(2,617)	(0.02)	(2,711)	(0.03)
Adjusted	$18,306	$0.13	$16,939	$0.20	$37,341	$0.28	$37,023	$0.44

Weighted average diluted common shares outstanding	140,942		83,409		133,787		83,389

Reconciliation of Net Income to Adjusted EBITDA
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(unaudited)
Net income	$16,058	$13,341	$796	$19,531
Income tax expense	13,030	2,600	14,986	4,286
Interest expense, net	24,964	32,943	57,920	54,716
Loss on debt refinancing	—	—	—	16,740
Depreciation and amortization	8,514	12,001	18,704	24,106
Loss on net asset exchange for the formation of the joint ventures	1,779	—	21,293	—
Loss on forward contract related to the issuance of convertible preferred stock	—	—	16,787	—
Gain on convertible notes repurchase	(3,214)	—	(3,214)	—
Other (2)	464	2,655	1,177	3,463
Adjusted EBITDA	$61,595	$63,540	$128,449	$122,842

(1) The Company applies the if-converted method to calculate dilution impact of the convertible senior notes and the convertible preferred stock. For diluted EPS, the underlying shares of the convertible preferred stock and the convertible senior notes are anti-dilutive. Therefore, diluted EPS includes the reduction to net income for the cumulative undeclared dividends of $8.7 million. For Adjusted diluted EPS, the underlying shares of the convertible preferred stock are dilutive and the convertible senior notes are anti-dilutive. As a result of the differences in the calculation for diluted EPS and adjusted diluted EPS, amounts do not sum.
(2) The three and six months ended June 30, 2019 includes retention of $0.8 million and $1.6 million, respectively and immaterial refranchising gains. The three and six months ended June 30, 2018 includes retention of $2.2 million and $3.0 million, respectively, $0.6 million in joint venture start-up costs incurred in connection with the Harbin transaction and immaterial refranchising gains. The retention expense recognized in 2019 and 2018 relates to an incentive program to retain senior executives and certain other key personnel who are critical to the execution and success of the Company's strategy. The total amount awarded was approximately $10 million, of which approximately $1 million has been forfeited, which vests in four installments of 25% each on November 2018, February 2019, August 2019 and February 2020.
(3) For the three and six months ended June 30, 2019, the Company generally utilizes a blended federal rate plus a net state rate that excludes the impact of certain state NOL's, state credits and valuation allowance to calculate the impact of adjusted items. In connection with the transfer of the Nutra manufacturing net assets to the newly formed manufacturing joint venture, the Company recorded a gain for tax purposes which was treated as ordinary and impacts the Company’s annual effective tax rate. Therefore, for adjusted diluted EPS, the tax effect for the impact of the loss on net asset exchange for equity method investments related to the manufacturing joint venture transaction was adjusted consistent with the annual treatment for tax purposes. For the three and six months ended June 30, 2018, the Company utilized an annual effective tax rate, adjusted to exclude discrete items and the tax impact of loss on debt financing.

GNC HOLDINGS, INC. AND SUBSIDIARIES
U.S. Company-Owned Same Store Sales (including GNC.com)

	2019		2018
	Q1 3/31	Q2 6/30	Q1 3/31	Q2 6/30
Contribution to same store sales:
Domestic retail same store sales	(1.9)%	(3.9)%	(1.2)%	(4.2)%
GNC.com contribution to same store sales	0.3%	(0.7)%	1.7%	3.8%
Total same store sales	(1.6)%	(4.6)%	0.5%	(0.4)%

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2019	2018
	(unaudited)
Current assets:
Cash and cash equivalents	$95,893	$67,224
Receivables, net	110,996	127,317
Inventory	405,426	465,572
Forward contracts for the issuance of convertible preferred stock	—	88,942
Prepaid and other current assets	15,746	55,109
Total current assets	628,061	804,164
Long-term assets:
Goodwill	79,266	140,764
Brand name	300,720	300,720
Other intangible assets, net	74,128	92,727
Property, plant and equipment, net	91,966	155,095
Right-of-use assets	379,954	—
Equity method investments	99,709	—
Other long-term assets	34,403	34,380
Total long-term assets	1,060,146	723,686
Total assets	$1,688,207	$1,527,850
Current liabilities:
Accounts payable	$144,726	$148,782
Current portion of long-term debt	—	158,756
Current portion of lease liabilities	113,919	—
Deferred revenue and other current liabilities	104,502	120,169
Total current liabilities	363,147	427,707
Long-term liabilities:
Long-term debt	854,740	993,566
Deferred income taxes	13,929	39,834
Lease liabilities	373,219	—
Other long-term liabilities	45,629	82,249
Total long-term liabilities	1,287,517	1,115,649
Total liabilities	1,650,664	1,543,356

Mezzanine equity:
Convertible preferred stock	211,395	98,804

Stockholders’ deficit:
Common stock	130	130
Additional paid-in capital	1,010,591	1,007,827
Retained earnings	554,497	613,637
Treasury stock, at cost	(1,725,349)	(1,725,349)
Accumulated other comprehensive loss	(13,721)	(10,555)
Total stockholders’ deficit	(173,852)	(114,310)
Total liabilities, mezzanine equity and stockholders’ deficit	$1,688,207	$1,527,850

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Six months ended June 30,
	2019	2018
	(unaudited)
Cash flows from operating activities:
Net income	$796	$19,531
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	18,704	24,106
Income from equity method investments	(3,075)	—
Amortization of debt costs	12,364	9,025
Stock-based compensation	2,992	3,474
Loss on forward contracts related to the issuance of convertible preferred stock	16,787	—
Loss on net asset exchange for the formation of the joint ventures[1]	21,293	—
Gain on convertible notes repurchase	(3,214)
Gains on refranchising	(398)	(208)
Loss on debt refinancing	—	16,740
Third-party fees associated with refinancing	—	(16,322)
Changes in assets and liabilities[1]:
(Increase) decrease in receivables	(4,400)	2,112
Increase in inventory	(706)	(9,201)
(Increase) decrease in prepaid and other current assets	874	(3,175)
Increase in accounts payable	24,886	6,751
Decrease in deferred revenue and accrued liabilities	(6,081)	(1,017)
Decrease in net lease liabilities	(18,556)	—
Other operating activities	3,057	(2,674)
Net cash provided by operating activities	65,323	49,142

Cash flows from investing activities:
Capital expenditures	(6,460)	(8,333)
Refranchising proceeds	1,710	1,175
Store acquisition costs	(190)	(118)
Proceeds from net asset exchange	101,000	—
Capital contribution to the newly formed joint ventures	(13,079)	—
Net cash provided by (used in) investing activities	82,981	(7,276)

Cash flows from financing activities:
Borrowings under revolving credit facility	22,000	104,000
Payments on revolving credit facility	(22,000)	(104,000)
Proceeds from the issuance of convertible preferred stock	199,950	—
Payments on Tranche B-1 Term Loan	(147,312)	(2,275)
Payments on Tranche B-2 Term Loan	(123,774)	(21,400)
Convertible notes repurchase	(24,708)	—
Original Issuance Discount and revolving credit facility fees	(10,365)	(35,235)
Fees associated with the issuance of convertible preferred stock	(12,814)	(3,014)
Minimum tax withholding requirements	(228)	(226)
Net cash used in financing activities	(119,251)	(62,150)

Effect of exchange rate changes on cash and cash equivalents	(384)	(364)
Net increase (decrease) in cash and cash equivalents	28,669	(20,648)
Beginning balance, cash and cash equivalents	67,224	64,001
Ending balance, cash and cash equivalents	$95,893	$43,353
(1) Change in working capital amounts related to the transfer of net assets to the newly formed joint ventures are included in the caption "Loss on net asset exchange for the formation of joint ventures".

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Six months ended June 30,
	2019	2018
	(unaudited)

Net cash provided by operating activities	$65,323	$49,142
Capital expenditures	(6,460)	(8,333)
Free cash flow	$58,863	$40,809

GNC HOLDINGS, INC. AND SUBSIDIARIES
Segment Financial Data
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(unaudited)
Revenue:
U.S. and Canada	$476,060	$517,317	$965,216	$1,029,731
International	39,448	48,635	80,371	88,700
Manufacturing / Wholesale:
Intersegment revenues	—	65,238	35,505	129,901
Third-party	18,489	51,992	53,173	107,046
Subtotal Manufacturing / Wholesale	18,489	117,230	88,678	236,947
Total reportable segment revenues	533,997	683,182	1,134,265	1,355,378
Elimination of intersegment revenues	—	(65,238)	(35,505)	(129,901)
Total revenue	$533,997	$617,944	$1,098,760	$1,225,477
Operating income:
U.S. and Canada	$49,202	$45,603	$101,302	$89,093
International	14,269	15,692	28,319	30,156
Manufacturing / Wholesale	12,118	15,889	27,462	30,853
Total reportable segment operating income	75,589	77,184	157,083	150,102
Corporate costs	(25,079)	(28,300)	(51,340)	(54,779)
Loss on net asset exchange for the formation of the joint ventures	(1,779)	—	(21,293)	—
Other	(13)	—	(250)	(50)
Unallocated corporate costs, loss on net asset exchange and other	(26,871)	(28,300)	(72,883)	(54,829)
Total operating income	$48,718	$48,884	$84,200	$95,273

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Store Count Activity

	Six months ended June 30,
	2019	2018
U.S. & Canada
Company-owned(1):
Beginning of period balance	3,206	3,423
Openings	13	11
Acquired franchise locations(2)	14	12
Franchise conversions(3)	(4)	(3)
Closings	(159)	(115)
End of period balance	3,070	3,328
Domestic Franchise:
Beginning of period balance	1,037	1,099
Openings	3	9
Acquired franchise locations(2)	(11)	(12)
Franchise conversions(3)	4	3
Closings	(33)	(27)
End of period balance	1,000	1,072
International(4):
Beginning of period balance	1,957	2,015
Openings	50	36
Closings	(53)	(43)
China locations contributed to the China joint venture	(5)	—
End of period balance	1,949	2,008
Store-within-a-store (Rite Aid):
Beginning of period balance	2,183	2,418
Openings	19	21
Closings	(201)	(78)
End of period balance	2,001	2,361
Total Locations	8,020	8,769
_______________________________________________________________________________
(1) Includes Canada.
(2) Stores that were acquired from franchisees and subsequently converted into company-owned store locations.
(3) Company-owned store locations sold to franchisees.
(4) Includes franchise locations in approximately 50 countries (including distribution centers where sales are made) and company-owned locations in Ireland. Prior year also includes company-owned locations in China.

Contacts:
Investors:    Matt Milanovich, VP- Investor Relations & Treasury, (412) 402-7260; or
John Mills, Partner - ICR, (646) 277-1254

SOURCE:     GNC Holdings, Inc.
Web site:     http://www.gnc.com